Registration No. 333-__________

As filed with the Securities and Exchange Commission on October 29, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First Savings Financial Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Indiana	37-1567871
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

702 North Shore Drive, Suite 300

Jeffersonville, Indiana 47130

(Address of Principal Executive Offices)

First Savings Financial Group, Inc. 2021 Equity Incentive Plan

(Full Title of the Plan)

Copies to:

Mr. Larry W. Myers	Victor L. Cangelosi, Esquire
President and Chief Executive Officer	Thomas P. Hutton, Esquire
First Savings Financial Group, Inc.	Luse Gorman, PC
702 North Shore Drive, Suite 300	5335 Wisconsin Ave., N.W., Suite 780
Jeffersonville, Indiana 47130	Washington, DC 20015-2035
(812) 283-0724	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	356,058	$27.62(2)	$9,834,322	$912

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the First Savings Financial Group, Inc. 2021 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of First Savings Financial Group, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) of the Securities Act.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462 under the Securities Act.

PART I.                 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by First Savings Financial Group, Inc. (the “Company”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 (Commission File No. 001-34155), filed with the Commission on December 17, 2020, pursuant to Section 13(a) of the Exchange Act, including information specifically incorporated by reference into the Company’s Form 10-K from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on January 13, 2021;

(b)           The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, filed with the Commission on February 11, 2021, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 13, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 13, 2021;

(c)           The Company’s Current Reports on Form 8-K filed with the Commission on December 1, 2020, February 11, 2021, February 17, 2021 (filed portion only), March 1, 2021, March 16, 2021, March 18, 2021 (filed portion only), June 3, 2021, August 17, 2021 and October 1, 2021;

(d)           The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on August 13, 2008 to register the Company's common stock under the Exchange Act (Commission File No. 001-34155).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Article VII of the Registrant’s Articles of Incorporation provides:

Section 7.01.  General Provisions.  This corporation shall, to the fullest extent to which it is empowered to do so by the Indiana Business Corporation Act or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he or she is or was a director, officer or employee of this corporation, or who, while serving as such director, officer or employee of this corporation, is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the best interest of this corporation, and in all other cases, was not opposed to the best interests of this corporation, and with respect to any criminal action or proceeding, he or she either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

Section 7.02.  Indemnification Authorized.  To the extent that a director, officer or employee of this corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 7.01 of this Article VII, or in the defense of any claim, issue or matter therein, this corporation shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.  Any other indemnification under Section 7.01 of this Article VII (unless ordered by a court) shall be made by this corporation only as authorized in the specific case, upon a determination that indemnification of the director, officer or employee is permissible in the circumstances because he or she has met the applicable standard of conduct.  Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (b) if a quorum cannot be obtained under subdivision (a), by a majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such action, suit or proceeding; or (c) by special legal counsel:  (i) selected by the board of directors or its committee in the manner prescribed in subdivision (a) or (b), or (ii) if a quorum of the board of directors cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), selected by a majority vote of the full board of directors (in which selection directors who are parties may participate); or (d) by stockholders, but shares owned by or voted under the control of directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) to select counsel.

Section 7.03.  Definition of Good Faith.  For purposes of any determination under Section 7.01 of this Article VII, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 7.01 of this Article VII if his or her action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (a) one or more officers or employees of this corporation or other enterprise whom he or she reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants, appraisers or other persons as to matters he or she reasonably believes are within the person’s professional or expert competence; or (c) a committee of the board of directors of this corporation or another enterprise of which the person is not a member if he or she reasonably believes the committee merits confidence.  The term “another enterprise” as used in this Section 7.03 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent.  The provisions of this Section 7.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 7.01 of this Article VII.

Section 7.04.  Advancement of Expenses.  Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by this corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 7.02 of this Article VII, upon receipt of a written affirmation of the director, officer or employee’s good faith belief that he or she has met the standard of conduct described in Section 7.01 of this Article VII and upon receipt of a written undertaking on behalf of the director, officer or employee to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct set forth in this Article VII, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article VII.

Section 7.05.  Non-Exclusivity.  The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles of Incorporation, this corporation’s Bylaws, any resolution of the board of directors or stockholders, any other authorization, whenever adopted, after notice, by a majority vote of all voting stock then outstanding, or any contract, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee, and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.06.  Vestment of Rights.  The right of any individual to indemnification under this Article VII shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 7.01 of this Article VII and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions.  Notwithstanding the foregoing, the indemnification afforded under this Article VII shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless if such alleged acts or omissions may have occurred before the adoption of this Article VII.  To the extent such prior acts or omissions cannot be deemed to be covered by this Article VII, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

Section 7.07.  Insurance.  This corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation, or who is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not this corporation would have power to indemnify the individual against the same liability under this Article VII.

Section 7.08.  Other Definitions.  For purposes of this Article VII, serving an employee benefit plan at the request of this corporation shall include any service as a director, officer or employee of this corporation which imposes duties on, or involves services by such director, officer or employee with respect to an employee benefit plan, its participants, or its beneficiaries.  A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of this corporation” referred to in this Article VII.

For purposes of this Article VII, “party” includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding.

For purposes of this Article VII, “official capacity,” when used with respect to a director, shall mean the office of director of this corporation; and when used with respect to an individual other than a director, shall mean the office in this corporation held by the officer or the employment or agency relationship undertaking by the employee or agent on behalf of this corporation.  “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, except as set forth in Section 1 of this Article VII.

Section 7.09.  Business Expenses.  Any payments made to any indemnified party under this Article VII under any other right of indemnification shall be deemed to be an ordinary and necessary business expense of this corporation, and payment thereof shall not subject any person responsible for the payment, or the board of directors, to any action for corporate waste or to any similar action.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. List of Exhibits.

Regulation S-K Exhibit Number	Document

4	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-151636) filed by the Company under the Securities Act, with the Commission on June 13, 2008, and all amendments or reports filed for the purpose of updating such description)

5	Opinion of Luse Gorman, PC

10.1	First Savings Financial Group, Inc. 2021 Equity Incentive Plan (incorporated by reference to Appendix A to the definitive proxy statement for the Annual Meeting of Shareholders of First Savings Financial Group, Inc. (File No. 001-34155), filed by the Company under the Exchange Act on January 13, 2021)

10.2	Form of Restricted Stock Award

10.3	Form of Incentive Stock Option Award Agreement

10.4	Form of Non-Qualified Stock Option Award Agreement

23.1	Consent of Luse Gorman, PC (contained in Exhibit 5)

23.2	Consent of Monroe Shine & Co., Inc. (Independent Registered Public Accounting Firm)

24	Power of Attorney (contained on signature page)

Item 9. Undertakings

The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.             That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

5.             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

6.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jeffersonville, State of Indiana, on October 27, 2021.

FIRST SAVINGS FINANCIAL GROUP, INC.

By:	/s/ Larry W. Myers
Larry W. Myers
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of First Savings Financial Group, Inc. (the “Company”) hereby severally constitute and appoint Larry W. Myers, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Larry W. Myers may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the First Savings Financial Group, Inc. 2021 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Larry W. Myers shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Larry W. Myers	President, Chief Executive Officer	October 27, 2021
Larry W. Myers	and Director
(Principal Executive Officer)

/s/ Anthony A. Schoen	Chief Financial Officer	October 27, 2021
Anthony A. Schoen	(Principal Financial and Accounting Officer)

/s/ Pamela Bennett-Martin	Director	October 27, 2021
Pamela Bennett-Martin

/s/ John E. Colin	Director	October 27, 2021
John E. Colin

/s/ Frank N. Czeschin	Director	October 27, 2021
Frank N. Czeschin

Signatures	Title	Date

/s/ Samuel E. Eckart	Director	October 27, 2021
Samuel E. Eckart

/s/ L. Chris Fordyce	Director	October 27, 2021
L. Chris Fordyce

/s/ Troy D. Hanke	Director	October 27, 2021
Troy D. Hanke

/s/ John P. Lawson, Jr.	Director	October 27, 2021
John P. Lawson, Jr.

/s/ Martin A. Padgett	Director	October 27, 2021
Martin A. Padgett

/s/ Steven R. Stemler	Director	October 27, 2021
Steven R. Stemler

/s/ Douglas A. York	Director	October 27, 2021
Douglas A. York